UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013 (March 22, 2013)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard,

Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

(954) 776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

Amended and Restated Stock Purchase Agreement with Moishe Gubin

On October 24, 2011, OptimumBank Holdings, Inc. (the “Company”) and Moishe Gubin entered into a stock purchase agreement (the “Original Stock Purchase Agreement”), which provided for the issuance and sale of 6,750,000 shares of Company common stock, $0.01 par value, to Mr. Gubin at a price of $0.40 per share.

On March 22, 2013, the Company and Moishe Gubin entered into an amended and restated stock purchase agreement which provides for the issuance and sale of 7,333,333 shares of Company common stock, $0.01 par value, to Mr. Gubin at a price of $0.30 per share (the “Revised Stock Purchase Agreement”). Mr. Gubin currently serves as a Chairman of the Company.

The closing of the transactions contemplated by the Revised Stock Purchase Agreement (the “Gubin Transaction”) is subject to certain conditions, including approval of the transaction by the shareholders of the Company, the Federal Reserve and the State of Florida Office of Financial Regulation.

If these conditions are fulfilled, the Company would receive proceeds from the transaction of $2,200,000. The agreement terminates if the conditions are not fulfilled and the closing does not occur by September 30, 2013.

The Company will also grant Mr. Gubin certain registration rights in connection with the purchase of the shares pursuant to the terms of a registration rights agreement to be entered into at the closing. The form of the registration rights agreement is identical to the form included as an exhibit to the Original Stock Purchase Agreement.

Substantially all the proceeds from the Gubin Transaction will be utilized by the Company to increase the capital of the Bank.

As of March 15, 2013, the Company had 31,511,201 outstanding shares of common stock, including 2,612,143 shares that were beneficially owned by Mr. Gubin. Upon the issuance of 7,333,333 additional shares of Company’s common stock to Mr. Gubin, and assuming no other issuance of shares of Company common stock, Mr. Gubin would own approximately 9,945,476 shares of the Company’s common stock, or 25.6% of the total outstanding shares.

The foregoing description of the Gubin Transaction and the terms of the Revised Stock Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Revised Stock Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and incorporated herein by reference.

Forward-Looking Statements

This report contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: inability to consummate the proposed transactions with Investor on the terms contemplated in the Securities Purchase Agreement; failure to receive regulatory or stockholder approval for the Transaction; inability to continue as a going concern; inability to raise additional capital on acceptable terms or at all; failure to maintain adequate levels of capital and liquidity to support our operations; the effect of regulatory orders we have entered into and potential future supervisory action against us or OptimumBank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability to receive regulatory approval for OptimumBank to declare dividends to the Company; adequacy of our allowance for loan losses, credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to successfully integrate acquisitions we may make; our ability to control expenses; and changes in securities markets.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Stock Purchase Agreement, dated as of March 22, 2013, between OptimumBank Holdings, Inc. and Moishe Gubin

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 28, 2013	By:	/s/ Thomas Procelli
Thomas Procelli Chief Operating Officer